As filed with the Securities and Exchange Commission on December 22, 2020
Registration No. 333-251201

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
HENNESSY ADVISORS, INC.
(Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	68-0176227 (I.R.S. Employer Identification No.)
7250 Redwood Blvd., Suite 200
Novato, California 94945
(415) 899-1555
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Teresa M. Nilsen
President
Hennessy Advisors, Inc.
7250 Redwood Blvd., Suite 200
Novato, California 94945
(415) 899-1555
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a copy to: Peter D. Fetzer Jason M. Hille Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400
As soon as practicable after this Registration Statement becomes effective.
(Approximate date of commencement of proposed sale to the public)
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, no par value	1,470,000 shares	$8.93	$13,127,100	$0

(1)
The shares may be sold by the registrant pursuant to the registrant’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”). This registration statement also covers any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend or stock split or as the result of other anti-dilution provisions, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Estimated in accordance with Rule 457(c) under the Securities Act, solely for purposes of calculating the registration fee, based on the average of the high and low sales prices of the common stock as reported on The NASDAQ Capital Market on December 4, 2020, which date was within five business days of the date of this filing.

(3)
Pursuant to Rule 457(p) under the Securities Act, the registrant has offset $3,213, which is the aggregate total dollar amount of the filing fee associated with the 1,526,712 unsold shares under the Registration Statement on Form S-3 (File No. 333-222001) filed on December 12, 2017, against the amount of the registration filing fee for this Registration Statement on Form S-3 ($1,433).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Registration Statement on Form S-3 (“Registration Statement”), filed pursuant to Rule 415(a)(6) of the Securities Act, includes 1,470,000 shares of common stock, no par value per share, of Hennessy Advisors, Inc. (the “Company”) that were previously registered by the Company on the expiring Registration Statement on Form S-3 (File No. 333-222001) initially filed by the Company with the SEC under the Securities Act on December 12, 2017, and declared effective on January 8, 2018 (the “Prior Registration Statement”), that were not sold under such Prior Registration Statement.
Pursuant to Rule 415(a)(5) of the Securities Act, securities registered on the Prior Registration Statement may be offered and sold only if not more than three years have elapsed since the initial effective date of the Prior Registration Statement. Accordingly, we are filing this Registration Statement to cover unsold securities registered on the Prior Registration Statement. In addition, under Rule 415(a)(5), the Company may continue to offer and sell the unsold securities during the grace period permitted by Rule 415(a)(5). In accordance with Rule 415(a)(6), effectiveness of this Registration Statement will terminate the offering of securities under the Prior Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where this offer or sale is not permitted.
SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED DECEMBER 22, 2020

HENNESSY ADVISORS, INC.
Dividend Reinvestment and Stock Purchase Plan
1,470,000 Shares of Common Stock (no par value)
We offer to participants in our Dividend Reinvestment and Stock Purchase Plan an opportunity to purchase our common stock, no par value. The plan provides holders of shares of our common stock and new investors with a convenient and economical means of purchasing shares of our common stock. The plan offers:
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automatic reinvestment of all or a portion of your cash dividends of our common stock in additional shares of our common stock;

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for new investors, initial purchase of shares of our common stock;

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for existing shareholders, purchase of additional shares of our common stock; and

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safekeeping in book-entry form of your shares at no cost.

We may issue up to 1,470,000 authorized but unissued shares of our common stock under the plan. This prospectus describes and constitutes the plan. Participants in the plan should retain this prospectus for future reference.
Our common stock is traded on The NASDAQ Capital Market under the symbol “HNNA.” On December 18, 2020, the NASDAQ Official Closing Price of our common stock was $8.58 per share. The aggregate market value of our outstanding common stock held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 was approximately $35,843,997, which was calculated based on 7,359,639 shares of common stock outstanding as of December 18, 2020, of which 3,182,017 shares were held by affiliates. We have sold approximately $83,202 of securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities registered on this registration statement in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75,000,000.
You should not view the existence of the plan as a guarantee that we will continue to pay cash dividends on our common stock in the future. Our ability to pay future dividends, as well as the amount and timing of any such dividends, will depend on a number of factors, such as our ongoing capital requirements, regulatory limitations, our future operating results and financial condition, our anticipated future growth, and general economic conditions.
To the extent required by applicable law in certain states, shares of common stock offered under the plan are offered only through Computershare Trust Company, N.A. or a registered broker-dealer in those states.
Investing in our common stock involves risks. Please read the section titled “Risk Factors” beginning on page 2 of this prospectus.
The terms and conditions of the plan are set forth in the section titled “The Plan” in this prospectus. Any future amendments to the plan will be effective immediately upon mailing of notice to participants.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is [•].

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Page
34. Will participants be credited with additional shares for dividends paid on shares held in their Plan account?	23
35. How does a participant vote shares held under the Plan?	24
36. Are employees restricted in any way from reselling or purchasing shares acquired under the Plan?	24
37. What happens if a participant sells or transfers all of the shares registered in his or her name other than shares credited to the participant’s account under the Plan?	24
38. What happens if the Company declares a stock split or stock dividend or makes a rights offering?	25
39. What are the responsibilities of the Company and the Plan administrator under the Plan?	25
40. Who interprets and regulates the Plan?	25
41. May the Plan be changed or terminated?	25
42. Does the Plan offer safekeeping?	26
43. May the Transfer Agent and registrar change?	26
STATE REGULATION	26
FEDERAL INCOME TAX CONSEQUENCES	26
PLAN OF DISTRIBUTION	29
IMPORTANT CONSIDERATIONS	29
USE OF PROCEEDS	30
AVAILABLE INFORMATION	30
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	30
LEGAL OPINION	31
EXPERTS	31
SIGNATURES	S-1
Unless we otherwise indicate or the context otherwise requires, references in this prospectus to “Hennessy Advisors,” “we,” “us,” and “our” refer to Hennessy Advisors, Inc.
This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission (the “SEC”). You should read this prospectus together with the more detailed information regarding our company, our common stock, and our financial statements and notes to those statements that appear elsewhere in this prospectus or that we incorporate in this prospectus by reference.
You should not consider any information in this prospectus or any prospectus supplement to be investment, legal, or tax advice. You should consult your own counsel, accountant, and other advisors for legal, tax, business, financial, and related advice regarding any investment in our common stock. We are not making any representation to you regarding the legality under applicable investment or similar laws of any investment in our common stock.
You should rely only on the information contained in, or incorporated by reference in, this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. The common stock is not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this prospectus or such prospectus supplement, as applicable.

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SUMMARY
This prospectus describes our Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan provides a simple and convenient method of reinvesting cash dividends paid on shares of our common stock and making optional cash investments in additional shares of our common stock. The Plan also provides us with the ability to sell our authorized but unissued shares of our common stock to participants and new investors, which will improve our liquidity by providing additional funds for general corporate purposes. Please review this prospectus carefully and retain it for future reference.
The price of each share of our common stock purchased under the Plan will be the fair market value of shares of our common stock on the date of purchase, determined as provided in the Plan. You have no control over the price and, in the case of shares of our common stock purchased or sold in the open market, the time at which such shares are purchased or sold for your account. You bear the market risk associated with fluctuations in the price of our common stock that occur while completion of a purchase or sale of such shares for your account is pending.
We are not recommending that you buy or sell our common stock. You should invest in shares of our common stock through the Plan only after you have independently researched your investment decision.
If you have questions regarding the Plan, please write to the Plan administrator at the following address:
Computershare Trust Company, N.A.
P.O. Box 505000
Louisville, KY 40233-5000
You may also call the Plan administrator at 1 (800) 393-5809. An automated voice response system is available 24 hours a day, seven days a week. Customer service representatives are available from 9:00 a.m. to 5:00 p.m. Eastern time, Monday through Friday (except holidays). In addition, you may visit the Investor Center on the Plan administrator’s website at www.computershare.com/investor. At this website, you can enroll in the Plan, obtain information, and perform certain transactions on your Plan account.
You have the following dividend reinvestment options:
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Full Dividend Reinvestment — If you elect this option, the Plan administrator will apply all cash dividends, less any withholding tax, on all shares of common stock then or subsequently registered in your name, and all cash dividends on all Plan shares, less any withholding tax, together with any optional cash payments, toward the purchase of additional Plan shares.

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Partial Dividend Reinvestment — If you elect this option, the Plan administrator will pay to you cash dividends, less any withholding tax, on only the number of shares of common stock specified on the Enrollment Form and will purchase additional Plan shares with all remaining cash dividends, less any withholding tax, together with any optional cash payments.

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All Dividends Paid in Cash (No Dividend Reinvestment) — If you elect this option, the Plan administrator will not apply any dividends toward the purchase of additional Plan shares, but will instead pay you cash dividends, less any withholding tax, on all shares of common stock then or subsequently registered in your name.

If you return a properly executed Enrollment Form to the Plan administrator without electing an investment option, you will be enrolled as if you had selected the full dividend reinvestment option. If you do not submit an Enrollment Form, none of your cash dividends will be reinvested.
Our principal corporate offices are located at 7250 Redwood Boulevard, Suite 200, Novato, California 94945, and our telephone number is (415) 899-1555.

RISK FACTORS
Before you decide to participate in the Plan and invest in shares of our common stock, you should carefully consider the specific risks set forth under the caption “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, and under the caption “Risk Factors” in any of our subsequent annual reports on Form 10-K and quarterly reports on Form 10-Q incorporated by reference in this prospectus. For more information, see “Available Information” and “Incorporation of Certain Documents by Reference.” We cannot assure you of a profit or protect you against a loss on the shares of our common stock that you purchase or sell under the Plan.
Risks Associated with Participation in Plan
In addition, there are risks associated with participation in the Plan. You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested. The price of our common stock may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this period, you may become aware of additional information that might affect your investment decision. If you instruct the Plan administrator to sell shares under the Plan, you will not be able to direct the time and price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale. If you decide to withdraw from the Plan, the Plan administrator will continue to hold your shares unless you request to have your shares transferred to another account. If you request such a transfer, the market price of our shares may decline between the time you request such a transfer and the date such transfer is effective.
Risk of Change of Control
If our common stock owned by Neil J. Hennessy, our Chairman of the Board and Chief Executive Officer, falls below 25% as a result of this offering, then under the Investment Advisors Act of 1940, as amended, and the Investment Company Act of 1940, as amended, we may be deemed to have experienced a change in control. A change in control will be deemed to constitute an assignment of the management agreements covering each of our mutual funds, which will terminate such management agreements automatically. Therefore, new management agreements covering our mutual funds would have to be approved by the holders of the lesser of (i) a majority of the outstanding shares of each mutual fund and (ii) two-thirds of the shares voted, provided that at least a majority of the outstanding shares are voted.
If we are deemed to have experienced a change in control, we expect that the board of trustees that oversees our mutual funds would recommend that the mutual fund shareholders approve new management agreements with Hennessy Advisors covering each of our mutual funds. However, we cannot assure you that the requisite fund shareholder vote would be obtained. Any meeting of fund shareholders may be adjourned for a total of up to 150 days in order to obtain the required vote. If the shareholders of any of our mutual funds were to fail to approve the assignment after all adjournments, the board of trustees would be required to determine whether to engage a different investment manager to serve as investment manager for such fund. The board of trustees could also take other actions, such as closing a fund whose shareholders do not approve the new management agreement or merging the fund into one of our other mutual funds. If any of our mutual funds retains a new investment advisor or is closed following a change in control, we will lose the management agreement and any shareholder servicing agreement with that mutual fund, and we may lose revenues if shareholders of a merged fund redeem their shares.
If we are deemed to have experienced a change in control, we will bear the cost of soliciting proxies for the meeting of mutual fund shareholders called to approve the new management agreements covering our mutual funds. We will pay these costs regardless of the outcome of the vote, even though these costs will not result in any increase in our revenues or earnings.
THE COMPANY
We are a publicly traded investment management firm whose primary business activity is managing, servicing, and marketing a family of open-end mutual funds branded as the Hennessy Funds. We are committed to providing superior service to investors and employing a consistent and disciplined approach to investing based on a buy-and-hold philosophy that rejects the idea of market timing. Our goal is to provide products that investors can have confidence in, knowing their money is invested as promised and with their best interests in mind. Our firm was founded on these principles over 30 years ago, and the same principles guide us today.
We earn revenues primarily by providing investment advisory services to the Hennessy Funds and secondarily by providing shareholder services to shareholders of the Hennessy Funds. Investment advisory services include managing the composition of each fund’s portfolio (including the purchase, retention, and disposition of portfolio securities in accordance with each fund’s investment objectives, policies, and restrictions), monitoring each fund’s compliance with its investment restrictions and federal securities laws, monitoring the liquidity of each fund, reviewing each fund’s investment performance, overseeing the selection and continued employment of sub-advisors and monitoring such sub-advisors’ adherence to the fund’s investment objectives, policies, and restrictions, monitoring and overseeing other service providers, maintaining in-house marketing and distribution departments, preparing and distributing regulatory reports, and monitoring and overseeing distribution through third-party financial intermediaries. Shareholder services include maintaining a toll-free number that the current investors in the Hennessy Funds may call to ask questions about the funds or their accounts or to get help with processing exchange and redemption requests or changing account options. The fees we receive for investment advisory and shareholder services are calculated as a percentage of the average daily net asset values of the Hennessy Funds. Accordingly, our total revenue increases or decreases as our average assets under management rises or falls. The percentage amount of the investment advisory fees varies from fund to fund, but the percentage amount of the shareholder service fees is consistent across all funds.
We have delegated the day-to-day portfolio management responsibilities to sub-advisors, subject to our oversight, for some of the Hennessy Funds. In exchange for these sub-advisory services, we pay each sub-advisor a fee out of our own assets, which is calculated as a percentage of the average daily net asset values of the sub-advised funds. Accordingly, the sub-advisory fees we pay increase or decrease as our average assets under management in our sub-advised funds increases or decreases, respectively.
Our average assets under management for fiscal year 2020 was $4.1 billion, and our total assets under management as of the end of fiscal year 2020 was $3.6 billion. Although our total AUM has fluctuated up and down throughout our history, it was 851% higher as of the end of fiscal year 2020 than our total AUM of $375 million as of the end of fiscal year 2002, which was our first fiscal year as a public company.
Our business strategy centers on (i) organic growth through our marketing, sales, and distribution efforts and (ii) growth through strategic purchases of management-related assets.
Historical Calendar Year Timeline
1989	In February, we were founded as a California corporation under our previous name, Edward J. Hennessy, Inc., and registered as a broker-dealer with the Financial Industry Regulatory Authority.
1996	In March, we launched our first mutual fund, the Hennessy Balanced Fund.
1998	In October, we launched our second mutual fund, the Hennessy Total Return Fund.
2000	In June, we successfully completed our first asset purchase by purchasing the assets related to the management of two funds previously managed by Netfolio, Inc. (“Netfolio”) and changed the fund names to the Hennessy Cornerstone Growth Fund and the Hennessy Cornerstone Value Fund. The amount of the purchased assets as of the closing date totaled approximately $197 million.
2002	In May, we successfully completed a self-underwritten initial public offering of our stock by raising $5.7 million at an offering price of $1.98 (HNNA.OB) and changed our firm name to Hennessy Advisors, Inc. Our total assets under management at the time of our initial public offering was approximately $358 million.
2003	In September, we purchased the assets related to the management of a fund previously managed by SYM Financial Corporation and reorganized the assets of such fund into the newly created

Hennessy Cornerstone Mid Cap 30 Fund. The amount of the purchased assets as of the closing date was approximately $35 million.
2004	In March, we purchased the assets related to the management of five funds previously managed by Lindner Asset Management, Inc. and reorganized the assets of such funds into four of our existing Hennessy Funds. The amount of the purchased assets as of the closing date totaled approximately $301 million.
2005	In July, we purchased the assets related to the management of a fund previously managed by Landis Associates LLC and changed the fund name to the Hennessy Cornerstone Growth, Series II Fund. The amount of the purchased assets as of the closing date was approximately $299 million.
2007	In November, we launched the Hennessy Micro Cap Growth Fund, LLC, a non-registered private pooled investment fund.
2009
In March, we purchased the assets related to the management of two funds previously managed by RBC Global Asset Management (U.S.) Inc. and reorganized the assets of such funds into the newly created Hennessy Cornerstone Large Growth Fund and the Hennessy Large Value Fund. In conjunction with the completion of the transaction, RBC Global Asset Management (U.S.) Inc. became the sub-advisor to the Hennessy Large Value Fund. The amount of the purchased assets as of the closing date totaled approximately $158 million.
In September, we purchased the assets related to the management of two funds previously managed by SPARX Investment & Research, USA, Inc. and sub-advised by SPARX Asset Management Co., Ltd. and changed the fund names to the Hennessy Japan Fund and the Hennessy Japan Small Cap Fund. In conjunction with the completion of the transaction, SPARX Asset Management Co., Ltd. became the sub-advisor to both funds. The amount of the purchased assets as of the closing date totaled approximately $74 million.

2011	In October, we reorganized the assets of the Hennessy Cornerstone Growth, Series II Fund into the Hennessy Cornerstone Growth Fund.
2012
In October, we purchased the assets related to the management of 10 funds previously managed by FBR Fund Advisers (the “FBR Funds”). We reorganized the assets of three of the FBR Funds into existing Hennessy Funds and reorganized the assets of the seven other FBR Funds into newly created series of the Hennessy Funds. In conjunction with the completion of the transaction, Broad Run Investment Management, LLC became the sub-advisor to the Hennessy Focus Fund, FCI Advisors became the sub-advisor to the Hennessy Equity and Income Fund (fixed income allocation) and the Hennessy Core Bond Fund, and The London Company of Virginia, LLC became the sub-advisor to the Hennessy Equity and Income Fund (equity allocation). The amount of the purchased assets as of the closing date was approximately $2.2 billion.
In December, we closed the Hennessy Micro Cap Growth Fund, LLC.

2014	In April, our common stock began trading on The NASDAQ Capital Market.
2015
In September, we completed a self-tender offer, under which we repurchased 1,500,000 shares of our common stock at $16.67 per share.
In June, we launched Institutional Class shares for the Hennessy Japan Small Cap Fund and the Hennessy Large Cap Financial Fund.

2016	In September, we purchased the assets related to the management of two funds previously managed by Westport Advisers, LLC and reorganized the assets of such funds into the Hennessy Cornerstone Mid Cap 30 Fund. The amount of the purchased assets as of the closing date totaled approximately $435 million.
2017	In February, we liquidated the Hennessy Core Bond Fund and reorganized the Hennessy Large Value Fund into the Hennessy Cornerstone Value Fund. Additionally, for the Hennessy Technology Fund, we implemented changes to the investment strategy and the portfolio management team.

In March, we launched Institutional Class shares for the Hennessy Gas Utility Fund.
In December, we purchased the assets related to the management of two funds previously managed by Rainier Investment Management, LLC (“Rainier”) and reorganized the assets of such funds into the Hennessy Cornerstone Large Growth Fund and the Hennessy Cornerstone Mid Cap 30 Fund. The amount of the purchased assets as of the closing date totaled approximately $122 million.

2018
In January, we purchased the assets related to the management of a third fund previously managed by Rainier and reorganized the assets of such fund into the Hennessy Cornerstone Mid Cap 30 Fund. The amount of the purchased assets as of the closing date totaled approximately $253 million.
In October, we purchased the assets related to the management of the two funds previously managed by BP Capital Fund Services, LLC and reorganized the assets of such funds into the newly created Hennessy BP Energy Fund and the Hennessy BP Midstream Fund. In connection with the transaction, BP Capital Fund Services, LLC became the sub-adviser to both funds. The amount of the purchased assets as of the closing date totaled approximately $200 million.

2019	During the year, we repurchased an aggregate of 560,734 shares of our common stock pursuant to our stock buyback program.
2020	In the first three months of the year, we repurchased an aggregate of 206,109 shares of our common stock pursuant to our stock buyback program.
Product Information
Investment Strategies of the Hennessy Funds
We manage 16 mutual funds, each of which is categorized as a Domestic Equity, Multi-Asset, or Sector and Specialty product. Shares of the funds generally are available for purchase only by U.S. residents and, in certain circumstances, U.S. citizens living abroad.
The Hennessy Funds Family
Domestic Equity	Multi-Asset	Sector and Specialty
Hennessy Cornerstone Growth Fund	Hennessy Total Return Fund	Hennessy BP Energy Fund
Hennessy Focus Fund	Hennessy Equity and Income Fund	Hennessy BP Midstream Fund
Hennessy Cornerstone Mid Cap 30 Fund	Hennessy Balanced Fund	Hennessy Gas Utility Fund
Hennessy Cornerstone Large Growth Fund		Hennessy Japan Fund
Hennessy Cornerstone Value Fund		Hennessy Japan Small Cap Fund
Hennessy Large Cap Financial Fund
Hennessy Small Cap Financial Fund
Hennessy Technology Fund
Domestic Equity Funds
Five of the Hennessy Funds are categorized as Domestic Equity products. Of those five funds, four utilize a quantitative investment strategy and one is actively managed, and they all employ consistent and disciplined approaches to investing. Following is a brief description of the investment objectives and principal investment strategies of the Hennessy Funds in the Domestic Equity product category:
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Hennessy Cornerstone Growth Fund (Investor Class symbol HFCGX; Institutional Class symbol HICGX).   The Hennessy Cornerstone Growth Fund seeks long-term growth of capital by investing in growth-oriented common stocks using a quantitative formula. From the investable common stocks of public companies in the S&P Capital IQ Database with market capitalizations exceeding $175 million, this fund invests in the 50 common stocks with the highest one-year price appreciation that also have price-to-sales ratios below 1.5, higher annual earnings than in the previous year, and positive stock price appreciation over the prior three-month and six-month periods.

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Hennessy Focus Fund (Investor Class symbol HFCSX; Institutional Class symbol HFCIX).   The Hennessy Focus Fund seeks capital appreciation by maintaining a highly concentrated portfolio of approximately 20 companies whose valuations in the market are modest, that earn higher than average economic returns, that are well managed, and that have ample opportunity to reinvest excess profits at above-average rates. This fund’s holdings are conviction-weighted, with 60-80% of its assets typically concentrated in what the portfolio managers believe to be the fund’s top 10 investments.

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Hennessy Cornerstone Mid Cap 30 Fund (Investor Class symbol HFMDX; Institutional Class symbol HIMDX).   The Hennessy Cornerstone Mid Cap 30 Fund seeks long-term growth of capital by investing in mid-cap growth-oriented common stocks using a quantitative formula. From the investable common stocks of public companies in the S&P Capital IQ Database with market capitalizations between $1 billion and $10 billion, this fund invests in the 30 common stocks with the highest one-year price appreciation that also have price-to-sales ratios below 1.5, higher annual earnings than in the previous year, and positive stock price appreciation over the prior three-month and six-month periods.

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Hennessy Cornerstone Large Growth Fund (Investor Class symbol HFLGX; Institutional Class symbol HILGX).   The Hennessy Cornerstone Large Growth Fund seeks long-term growth of capital by investing in growth-oriented common stocks of larger companies using a quantitative formula. From the investable common stocks of public companies in the S&P Capital IQ Database, this fund invests in the 50 stocks that meet the following criteria, in the specified order: (1) above-average market capitalization; (2) a price-to-cash-flow ratio less than the median of the remaining securities; (3) positive total capital; and (4) the highest one-year return on total capital.

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Hennessy Cornerstone Value Fund (Investor Class symbol HFCVX; Institutional Class symbol HICVX).   The Hennessy Cornerstone Value Fund seeks total return, consisting of capital appreciation and current income, by investing in larger, dividend-paying common stocks using a quantitative formula. From the investable common stocks of public companies in the S&P Capital IQ Database, this fund invests in the 50 stocks with the highest dividend yield that also have above-average market capitalizations, above-average number of shares outstanding, 12-month sales that are 50% greater than the average, and above-average cash flows.

Multi-Asset Funds
Three of the Hennessy Funds are categorized as Multi-Asset products. Of those three funds, two utilize a quantitative investment strategy and one is actively managed. These funds follow a more conservative investment strategy focused on generating income and providing an alternative to mutual funds containing only equity stocks. Following is a brief description of the investment objectives and principal investment strategies of the Hennessy Funds in the Multi-Asset product category:
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Hennessy Total Return Fund (Investor Class symbol HDOGX).   The Hennessy Total Return Fund seeks total return, consisting of capital appreciation and current income, by investing approximately 50% of its assets in the 10 highest dividend-yielding common stocks of the Dow Jones Industrial Average (known as the “Dogs of the Dow”) in roughly equal dollar amounts and the remaining 50% of its assets in U.S. Treasury securities with a maturity of less than one year. This fund then utilizes a borrowing strategy that allows the fund’s performance to approximate what it would be if the fund had an asset allocation of roughly 75% Dogs of the Dow stocks and 25% U.S. Treasury securities.

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Hennessy Equity and Income Fund (Investor Class symbol HEIFX; Institutional Class symbol HEIIX).   The Hennessy Equity and Income Fund seeks income and long-term capital growth with reduced volatility of returns by investing approximately 60% of its assets in common stock, preferred stock, and convertible securities and approximately 40% of its assets in high-quality corporate, agency, and government bonds.

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Hennessy Balanced Fund (Investor Class symbol HBFBX).   The Hennessy Balanced Fund seeks a combination of capital appreciation and current income by investing approximately 50% of its assets in roughly equal dollar amounts in the Dogs of the Dow stocks but limits exposure to market risk and volatility by investing approximately 50% of its assets in U.S. Treasury securities with a maturity of less than one year.

Sector and Specialty Funds
Eight of the Hennessy Funds are categorized as Sector and Specialty products. Of those eight funds, one is designed as an index fund and the other seven are actively managed, and each focuses on a niche sector of the stock market. Following is a brief description of the investment objectives and principal investment strategies of the Hennessy Funds in the Sector and Specialty product category:
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Hennessy BP Energy Fund (Investor Class symbol HNRGX; Institutional Class symbol HNRIX).    The Hennessy BP Energy Fund seeks total return by investing in companies operating in the United States in a capacity related to the supply, transportation, production, transmission, or demand of energy, also known as the energy value chain. The portfolio managers use a proprietary research and investment process that involves fundamental and quantitative analysis of various macroeconomic and commodity price and other factors to select this fund’s investments and determine the weighting of each investment.

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Hennessy BP Midstream Fund (Investor Class symbol HMSFX; Institutional Class symbol HMSIX).   The Hennessy BP Midstream Fund seeks capital appreciation through distribution growth and current income by investing in midstream energy infrastructure companies, including master limited partnerships, that own and operate assets used in the transporting, storing, gathering, processing, distributing, or marketing of natural gas, natural gas liquids, crude oil, refined products, coal, or electricity or that provide energy-related equipment and services. The portfolio managers combine a top-down deductive reasoning approach with a detailed bottom-up analysis of individual companies.

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Hennessy Gas Utility Fund (Investor Class symbol GASFX; Institutional Class symbol HGASX).    The Hennessy Gas Utility Fund seeks income and capital appreciation by investing in companies that are members of the American Gas Association (“AGA”) in approximately the same percentage as the percentage weighting of such company in the AGA Stock Index. The AGA Stock Index is a capitalization-weighted index that consists of publicly traded member companies of the AGA whose securities are traded on a U.S. stock exchange. The index is adjusted monthly for the percentage of natural gas assets on each company’s balance sheet.

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Hennessy Japan Fund (Investor Class symbol HJPNX; Institutional Class symbol HJPIX).   The Hennessy Japan Fund seeks long-term capital appreciation by investing in equity securities of Japanese companies. Using in-depth analysis and on-site research, the portfolio managers focus on stocks with a potential “value gap” by screening for companies that they believe have strong businesses and management and are trading at attractive prices. The portfolio managers limit the portfolio to what they consider to be their best ideas and maintain a concentrated number of holdings.

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Hennessy Japan Small Cap Fund (Investor Class symbol HJPSX; Institutional Class symbol HJSIX).   The Hennessy Japan Small Cap Fund seeks long-term capital appreciation by investing in equity securities of smaller Japanese companies, typically considered to be companies with market capitalizations in the bottom 20% of all publicly traded Japanese companies. Using in-depth analysis and on-site research, the portfolio managers focus on stocks with a potential “value gap” by screening for small-cap companies that the portfolio managers believe have strong businesses and management and are trading at attractive prices. The portfolio managers limit the portfolio to what they consider to be their best ideas and is unconstrained by its benchmarks.

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Hennessy Large Cap Financial Fund (Investor Class symbol HLFNX; Institutional Class symbol HILFX).   The Hennessy Large Cap Financial Fund seeks capital appreciation by investing in securities of large-cap companies principally engaged in the business of providing financial services, including information technology companies that are primarily engaged in providing products or services to financial services companies.

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Hennessy Small Cap Financial Fund (Investor Class symbol HSFNX; Institutional Class symbol HISFX).   The Hennessy Small Cap Financial Fund seeks capital appreciation by investing in securities of small-cap companies principally engaged in the business of providing financial services.

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Hennessy Technology Fund (Investor Class symbol HTECX; Institutional Class symbol HTCIX).    The Hennessy Technology Fund seeks long-term capital appreciation by investing in securities of companies principally engaged in the research, design, development, manufacturing, or distributing of products or services in the technology industry. From the investable common stocks of public companies in the S&P Capital IQ Database with market capitalizations exceeding $175 million, this fund invests in approximately 60 stocks (weighted equally by dollar amount) that the portfolio managers believe demonstrate sector-leading cash flows and profits, a history of delivering returns in excess of cost of capital, attractive relative valuations, ability to generate cash, attractive balance sheet risk profiles, and prospects for sustainable profitability.
FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference into it contain “forward-looking statements” within the meaning of the securities laws, for which we claim the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as “expect,” “anticipate,” “intend,” “may,” “plan,” “will,” “should,” “could,” “would,” “assume,” “believe,” “estimate,” “predict,” “potential,” “project,” “continue,” “seek,” and similar expressions, as well as statements in the future tense. We have based these forward-looking statements on our current expectations and projections about future events, based on information currently available to us. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at which, or means by which, such performance or results will be achieved.
Forward-looking statements are subject to risks, uncertainties, and assumptions, including those described in the section entitled “Risk Factors” and elsewhere in this prospectus. Unforeseen developments could cause actual performance or results to differ substantially from those expressed in or suggested by the forward looking statements. Management does not assume responsibility for the accuracy or completeness of these forward looking statements. There is no regulation requiring an update of any of the forward-looking statements after the date of this report to conform these statements to actual results or to changes in our expectations.
Our business activities are affected by many factors, including, without limitation, redemptions by mutual fund shareholders, taxes, general economic and business conditions, including those related to the COVID-19 pandemic, movement of interest rates, competitive conditions, industry regulation, and fluctuations in the stock market, many of which are beyond the control of our management. Further, the business and regulatory environments in which we operate remain complex, uncertain, and subject to change. We expect that regulatory requirements and developments will cause us to incur additional administrative and compliance costs. Notwithstanding the variability in our economic and regulatory environments, we remain focused on the investment performance of the Hennessy Funds and on providing high quality customer service to investors.
Our business strategy centers on (i) the identification, completion, and integration of future acquisitions and (ii) organic growth, through both the retention of the mutual fund assets we currently manage and the generation of inflows into the mutual funds we manage. The success of our business strategy may be influenced by the factors discussed in the section titled “Risk Factors” in this prospectus. All statements regarding our business strategy, as well as statements regarding market trends and risks and assumptions about changes in the marketplace, are forward looking by their nature.

THE PLAN
The following are the terms and conditions of the Plan set forth as a series of questions and answers:
PURPOSES AND DESCRIPTION
1.
What are the purposes of the Plan?

The purpose of the Plan is to offer a convenient and simple method for our shareholders and new investors to purchase shares of our common stock and to reinvest cash dividends paid on our common stock without payment of any brokerage commission. Participants in the Plan may have all or any portion of their cash dividends automatically reinvested in shares of our common stock. Participants may also elect to make optional cash purchases through the Plan administrator.
There are no processing fees or service fees on newly issued shares purchased from us for your account. In connection with any investment in which the Plan administrator purchases shares in the open market, the participant must pay the processing fees per share purchased. Processing fees include the applicable brokerage commissions that the Plan administrator is required to pay. We will pay all costs of administering the Plan.
The Plan is primarily intended to benefit long-term investors who want to increase their investment in our common stock, in contrast to individuals or institutions that engage in short-term trading activities that could cause aberrations in the overall trading volume of our common stock. We reserve the right to modify, suspend, or terminate participation in this Plan by otherwise-eligible common shareholders in order to eliminate practices that are inconsistent with the purposes of the Plan. We may also use the Plan to raise additional capital through the direct sale of shares of our common stock to shareholders or new investors, who, in connection with any resales of such shares, may be deemed to be underwriters. Our ability to waive limitations applicable to the amounts that participants may invest pursuant to the optional cash purchase feature of the Plan would allow for these sales to raise additional capital.
Participation in the Plan is voluntary, and we give no advice regarding your decision to join or withdraw from the Plan. Participation in the Plan may begin or terminate at any time. If you decide to participate, Enrollment Forms may be found and completed online. You can access these forms through the Plan administrator’s website, www.computershare.com/investor.
Under the Plan, the acquired shares will be purchased through open market purchases, privately negotiated transactions, or directly from us out of authorized but unissued shares. These sales of shares by the Company will provide additional funds to the Company. We intend to use the proceeds of such sales for general corporate purposes, including funding additional asset growth.
2.
What investment options are available under the Plan?

Once enrolled in the Plan, you may purchase our common stock through dividend reinvestment options or a stock purchase plan.
Dividend Reinvestment Options.   The Enrollment Form allows you to choose one of the three dividend options listed below regarding your dividends. If you return an Enrollment Form and do not otherwise specify your choice on the Enrollment Form, your account will automatically be set up for full dividend reinvestment. You can change your reinvestment decision at any time by notifying the Plan administrator. You have the following dividend reinvestment options:
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Full Dividend Reinvestment — If you elect this option, the Plan administrator will apply all cash dividends, less any withholding tax, on all shares of common stock then or subsequently registered in your name, and all cash dividends on all Plan shares, less any withholding tax, together with any optional cash payments, toward the purchase of additional Plan shares.

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Partial Dividend Reinvestment — If you elect this option, the Plan administrator will pay to you cash dividends, less any withholding tax, on only the number of shares of common stock specified on the Enrollment Form and will purchase additional Plan shares with all remaining cash dividends, less any withholding tax, together with any optional cash payments, will be used to purchase additional Plan shares, but will instead pay you cash dividends, less any withholding tax, on all shares of common stock then or subsequently registered in your name.
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All Dividends Paid in Cash (No Dividend Reinvestment) — If you elect this option, the Plan administrator will not apply any dividends toward the purchase of additional Plan shares, but will instead pay you cash dividends, less any withholding tax, on all shares of common stock then or subsequently registered in your name.

If you return a properly executed Enrollment Form to the Plan administrator without electing an investment option, you will be enrolled as if you had selected the full dividend reinvestment option. If you do not submit an Enrollment Form, none of your cash dividends will be reinvested, and instead you will receive a check or electronic deposit for the full amount of cash dividends, minus any withholding tax, paid on the shares held in your Plan account.
Cash dividends are paid on common stock as, when, and if declared by our Board of Directors, generally on a quarterly basis. Subject to the availability of shares of our common stock registered for issuance under the Plan, there is no limitation on the amount of dividends you may reinvest under the dividend reinvestment program.
Stock Purchase Option.   You can purchase shares of our common stock by using the Plan’s optional cash purchase feature. To purchase shares using this feature, you must invest at least $50 at any one time (or at least $250 for an initial investment if you are not already a shareholder), but you cannot invest more than $10,000 monthly. However, we may waive the maximum limit at our discretion. See Question 16 for more information on requests for a waiver of these limitations. Any optional cash purchase of less than $50 (or less than $250 for an initial investment if you are not already a shareholder) and the portion of any optional cash purchase or investments totaling more than $10,000 monthly, except for optional cash purchases made pursuant to a granted waiver request, will be returned to you without interest. You have no obligation to make any optional cash purchases under the Plan.
Purchases of shares of our common stock made with initial cash purchases and with optional cash purchases will begin on an investment date (the “Investment Date”), which will be the first trading day of each month. Shares issued and sold by us will be credited on the Investment Date.
You may elect to make optional cash purchases by check or through automatic deductions from your bank account, and you may do so even if dividends on your shares are not being reinvested and even if a dividend has not been declared. You may, but are not required to, enroll any shares of common stock purchased through the Plan into the dividend reinvestment program. (To designate these shares for participation in the dividend reinvestment program, make the appropriate election on the Enrollment Form described in Question 8.)
3.
What are the advantages of the Plan?

The advantages of the Plan include the following:
(a) You do not pay brokerage commissions, fees, or service charges for participating in the Plan or in connection with purchases of shares of our common stock under the Plan made with reinvested dividends. There are nominal fees associated with optional cash investments. However, in connection with any investment in which the Plan administrator purchases shares in the open market, the participant must pay the processing fees per share purchased. Processing fees include the applicable brokerage commissions that the Plan administrator is required to pay. We will pay all costs of administering the Plan.
(b) Computershare Trust Company, N.A. (“Computershare”), which is acting as custodian for shares acquired under the Plan, or any successor custodian or a nominee for the custodian or the participants under the Plan, holds the shares purchased under the Plan in its name and credits the shares purchased under the Plan to a separate account for each participant. This relieves you, as a participant in the Plan, of the responsibility for the safekeeping of multiple certificates for shares purchased and it protects you against loss, theft, or destruction of stock certificates.

(c) Computershare will furnish to you a statement for your Plan account after each transaction (that is, the purchase, sale, withdrawal, or transfer of shares) to simplify your recordkeeping.
(d) The purchase price for shares of common stock purchased directly from us through reinvestment of dividends, optional cash purchases, and initial investments may be issued at a discount from the market price. We may, at our sole discretion and at any time, establish or remove a discount rate ranging from 1% to 5%. As of the date of this prospectus, we do not anticipate offering a discount rate.
(e) Full investment of funds is possible under the Plan because the Plan permits fractional shares to be credited to your account. You are credited with dividends on both the full and fractional shares held under the Plan.
4.
Are there disadvantages to investing under the Plan?

Disadvantages of the Plan include the following:
(a) You have no control over the price and, in the case of shares of our common stock purchased or sold in the open market, the time at which such shares are purchased or sold for your account, depending on the method of sale you choose. You bear the market risk associated with fluctuations in the price of shares of our common stock that occur while completion of a purchase or sale of such shares for your account is pending, including that the purchase price may exceed the price of acquiring shares of our common stock (including transaction costs) on the open market at any particular time on the related Investment Date.
(b) No interest will be paid on funds held for you pending investment under the Plan.
(c) All shares purchased under the Plan, whether through the dividend reinvestment options or stock purchase option, are purchased at the fair market value of shares of our common stock on the date of purchase. The fair market value of shares purchased under the Plan will be the closing price of our common stock as reported on The NASDAQ Capital Market for each date on which shares are purchased under the Plan (except for those shares acquired pursuant to a waiver request or shares purchased on the open market). As a result, you will not know the actual purchase price per share or the number of shares you will purchase until the actual date of purchase.
(d) As of the date of this prospectus, we do not anticipate offering a discount rate. However, if we do offer a discount in the future, we may adjust the discount from the market price of shares of our common stock at our sole discretion and at any time. The granting of a discount for one month or quarter will not ensure the availability of a discount or the same discount in future months or quarters.
(e) If you request the Plan administrator to sell shares from your Plan account, the Plan administrator will deduct a service fee and processing fees from the proceeds of the sale. Such sales of shares for participants are generally irrevocable and will be made at market prices at the time of sale. You may not be able to control the timing of such sales or the prices at which you are willing to sell your shares, depending on the method of sale you choose.
(f) To sell your shares through a broker of your choice, you must first arrange for your broker to request the shares be electronically delivered to them. The Plan administrator will promptly process your instructions, but you should leave ample time for the transfer of shares to your broker. You may incur brokerage charges for sales made through your broker.
(g) Your participation in the dividend reinvestment program will result in your being treated as having received a distribution equal to the cash dividend reinvested for federal income tax purposes. These distributions will be taxable as dividends to the extent of our earnings and profits and may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due.
(h) If you elect to make an optional cash purchase and a discount from the open market is applied (as described in Question 20 below), for federal income tax purposes you will be treated as having received a distribution equal to the excess, if any, of the fair market value of the shares of our common stock on the purchase date over the amount of your optional cash purchase. These distributions will be taxable as dividends to the extent of our earnings and profits, and may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due.
(i) You cannot pledge our common stock deposited in your Plan account until the shares are withdrawn from the Plan.
(j) Although there are no enrollment or purchase-related brokerage or transaction fees, there will be a $2.50 per occurrence charge plus a processing fee of $0.05 per share for recurring ACH payments and a $5.00 per occurrence charge plus a processing fee of $0.05 per share for each non-recurring ACH or check payment.
5.
Who is eligible to participate in the Plan?

The Plan is open to all investors. See Questions 33 and 36 for potential limitations on participation in the Plan. You may enroll in the Plan through the Plan administrator’s website (www.computershare.com/investor) or by completing an Enrollment Form and returning it to the Plan administrator.
Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time.
If you are a beneficial owner of our common stock, you must either become a registered holder by having such shares registered in your own name or instruct your broker, bank, or other nominee in whose name your shares are held to participate in the Plan on your behalf.
Your right to participate in the Plan is not transferable to another person apart from a transfer of your underlying shares of our common stock.
We reserve the right to exclude from participation in the Plan any participant who utilizes the Plan to engage in short-term trading activities that could cause aberrations in the trading volume of our common stock. We reserve the right to modify, suspend, or discontinue participation in the Plan by otherwise-eligible holders or beneficial owners of our common stock in order to eliminate practices that are inconsistent with the purposes of the Plan.
Shareholders who reside in jurisdictions in which it is unlawful for us to permit their participation are not eligible to participate in the Plan.
ADMINISTRATION
6.
Who administers the Plan?

We will rely on an unaffiliated third party to administer the Plan, keep records, send statements of account activity to participants, and perform other duties related to the Plan. Computershare Trust Company, N.A. (“Computershare”), presently serves as the Plan administrator and Computershare Inc. acts as its service agent under the Plan. We may substitute another agent in place of the current Plan administrator at any time. You will be notified promptly of any such substitution.
If you have questions regarding the Plan, please write to the Plan administrator at the following address:
Computershare Trust Company, N.A.
P.O. Box 505000
Louisville, KY 40233-5000
You may also call the Plan administrator at 1 (800) 393-5809. An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 5:00 p.m. Eastern time, Monday through Friday (except holidays).
In addition, you may visit the Investor Center on the Plan administrator’s website at www.computershare.com/investor. At this website, you can enroll in the Plan, obtain information, and perform certain transactions on your Plan account.

Include your name, address, daytime phone number, account number, and a reference to Hennessy Advisors, Inc. on all correspondence.
PARTICIPATION AND ENROLLMENT
7.
Are there limitations on participation in the Plan other than those described above?

Foreign Law Restrictions.   You may not participate in the Plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or reside. If you are a citizen or resident of a country other than the United States, you should confirm that by participating in the Plan you will not violate local laws governing, among other things, taxes, currency and exchange controls, stock registration, and foreign investments.
Exclusion from Plan for Short-Term Trading or Other Practices.   You should not use the Plan to engage in short-term trading activities that could change the normal trading volume of our common stock. If you do engage in short-term trading activities, we may prevent you from participating in the Plan. We reserve the right to modify, suspend, or terminate participation in the Plan by otherwise-eligible holders of shares of our common stock in order to eliminate practices that we determine, at our sole discretion, are inconsistent with the purposes or operation of the Plan or that may adversely affect the price of our common stock.
Restrictions at Our Discretion.   In addition to the restrictions described above, we reserve the right to prevent you from participating in the Plan for any other reason. We have the sole discretion to exclude you from, or terminate your participation in, the Plan.
8.
What does the Enrollment Form provide?

The Enrollment Form appoints the Plan administrator as your agent and directs us to pay to the Plan administrator, on the applicable record date, the cash dividends on your shares of common stock that are enrolled in the dividend reinvestment program, including all whole and fractional shares of common stock that are subsequently credited to your Plan account, as they are added with each reinvestment or optional cash purchase designated for reinvestment. These cash dividends will be automatically reinvested by the Plan administrator in common stock. Any remaining cash dividends with respect to shares not enrolled in the dividend reinvestment program will be paid directly to you.
Additionally, the Enrollment Form directs the Plan administrator to purchase common stock with your payments for optional cash purchases, if any, and whether to enroll all or none of such purchased shares in the dividend reinvestment program.
The Enrollment Form provides for the following dividend reinvestment options:
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Full Dividend Reinvestment — If you elect this option, the Plan administrator will apply all cash dividends, less any withholding tax, on all shares of common stock then or subsequently registered in your name, and all cash dividends on all Plan shares, together with any payments for optional cash purchases, toward the purchase of additional Plan shares.

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Partial Dividend Reinvestment — If you elect this option, the Plan administrator will pay to you cash dividends, less any withholding tax, on only the number of shares of common stock specified on the Enrollment Form and will purchase additional Plan shares with all remaining cash dividends, less any withholding tax, together with any payments for optional cash purchases.

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All Dividends Paid in Cash (No Dividend Reinvestment) — If you elect this option, the Plan administrator will not apply any dividends toward the purchase of additional Plan shares, but will instead pay you cash dividends, less any withholding tax, on all shares of common stock then or subsequently registered in your name..

If you return a properly executed Enrollment Form to the Plan administrator without electing an investment option, you will be enrolled as if you had selected the full dividend reinvestment option. If you do not submit an Enrollment Form, none of your cash dividends will be reinvested.

You may select one option, and the designated option will remain in effect until (i) you specify otherwise by indicating a different option on a new Enrollment Form or by withdrawing some or all Plan shares in favor of receiving cash dividends or in order to sell your common stock or (ii) until the Plan is terminated. You may change your reinvestment election at any time by submitting a revised Enrollment Form to the Plan administrator or by accessing your account online at www.computershare.com/investor. To be effective with respect to a particular dividend, any such change must be received by the Plan administrator before the record date for that dividend.
To arrange to have your dividends directly deposited into your designated bank account, you must complete and return an Authorization for Electronic Deposit form. You may request an authorization form by calling the Plan administrator at 1 (800) 393-5809, or you may authorize the direct deposit of dividends when you enroll in the Plan online or by accessing your account online at www.computershare.com/investor.
OPTIONAL CASH PURCHASES
9.
How does the optional cash purchase feature work under the Plan?

While you are enrolled in the Plan, the minimum additional cash purchase is $50 (or $250 if the cash payment is for the initial purchase of shares of our common stock). The aggregate amount of any optional cash payments that you may deliver to the Plan administrator during any calendar month may not exceed $10,000. Any additional amount that you may invest through your participation in the dividend reinvestment feature under the Plan does not count toward either the minimum or the maximum permissible investment amount under the optional cash purchase feature.
From time to time, we may accept requests for waiver of the maximum optional cash purchases and initial investments in excess of $10,000. As further explained in Question 16, you may call us at 1 (800) 393-5809 to inquire whether we are accepting waiver requests. If we are accepting waiver requests and we approve your request, your optional cash purchase or initial investment, as applicable, may exceed $10,000. See the section titled “Optional Cash Purchases and Initial Investments in Excess of $10,000 — Waiver Request” for more information.
If the Plan administrator receives payment for an optional cash purchase of less than $50 if you are an existing shareholder or $250 if you are an initial investor, then the Plan administrator will return the cash payment to you without interest. If the Plan administrator receives payment for an optional cash purchase that is more than $10,000 or receives multiple payments for optional cash purchases totaling more than $10,000 in any calendar month and we are not accepting waiver requests or have not granted your waiver request, then the Plan administrator will return the amount that is in excess of $10,000 to you without interest.
If you enroll initially in the Plan with both the dividend reinvestment and optional cash purchase features (which is automatically the case if you are currently enrolled in the Plan), then you may choose at any time in the future to terminate the dividend reinvestment feature on all or a portion of your shares. If you maintain your participation in the Plan without the dividend reinvestment feature, then the only way you may purchase additional shares through the Plan is through the optional cash purchase feature.
Payment for an optional cash purchase may be made by authorizing an individual automatic deduction from your bank account online through the Investor Center or by sending a check to the Plan administrator for each optional cash purchase. If you choose to submit a check, use the contribution form that appears on your Plan statement and mail it to the Plan administrator at the applicable address provided on the contribution form. The Plan administrator will not accept cash, traveler’s checks, money orders, or third-party checks. Each check submitted for an optional cash purchase is considered a separate transaction subject to a service fee.
The Plan administrator must receive payment for optional cash purchases no later than three business days before the Investment Date for those who wish to invest in shares of our common stock beginning on the Investment Date. Otherwise, the Plan administrator may hold those funds and invest them beginning on the next Investment Date. No interest will be paid on funds held by the Plan administrator pending investment. Accordingly, you may wish to transmit payment for any optional cash purchases so that they reach the Plan administrator shortly before — but not less than three business days before — the Investment Date. This will minimize the period during which your funds are held by the Plan administrator but not invested. Participants have an unconditional right to obtain the return of any cash payment by sending a written request to the Plan administrator no later than two business days prior to the applicable monthly Investment Date.
Alternatively, if you wish to make regular monthly optional cash purchases, you may authorize automatic deductions from your bank account. This feature enables you to make ongoing investments in an amount that is comfortable for you without having to write a check each month.
To initiate automatic monthly investments, you must complete and sign a Direct Debit Authorization form and return it to the Plan administrator together with a voided blank check or a deposit form for the account from which funds are to be drawn. Direct Debit Authorization forms may be obtained from the Plan administrator. You may also initiate automatic monthly investments by accessing your account online at www.computershare.com/investor. Forms will be processed and become effective as promptly as practicable; however, you should allow four to six weeks for the first investment to be initiated using the automatic investment feature.
Once your automatic monthly investment is initiated, funds will be drawn from the designated bank account on the 26th day of each month (or the next banking business day if such 26th day is not a banking business day). You may change your automatic monthly investment by completing and submitting to the Plan administrator a new Direct Debit Authorization form or by accessing your account online at www.computershare.com/investor. To be effective with respect to a particular Investment Date, new instructions must be received by the Plan administrator at least six business days prior to such Investment Date. Automatic deductions will continue indefinitely until you notify the Plan administrator in writing or online that you wish to stop the automatic deductions. Employees and affiliates (as defined in Question 36) must comply with the restrictions set forth in Question 36.
There is a $2.50 charge plus a processing fee of $0.05 per share for each recurring ACH payment and a $5.00 charge plus a processing fee of $0.05 per share for each non-recurring ACH or check payment. Processing fees include the applicable brokerage commissions that the Plan administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per-share fee.
Subject to the limitations described in the preceding paragraphs, the Plan administrator will use any payments for optional cash purchases that you may deliver to the Plan administrator during any calendar month to purchase shares, including fractional shares, on the applicable monthly Investment Date for credit to your Plan account. The Plan administrator will wait up to three business days after receipt of payment to ensure it received good funds. Therefore, any payments for optional cash purchases must be received by the Plan administrator no later than three business days before an applicable monthly Investment Date to be effective on such date.
In the event that any check, draft, or electronic funds transfer you tender or order as payment to the Plan administrator for an optional cash purchase of our common stock is dishonored, refused, or returned, you agree that the purchased shares, when credited to your account, may be sold at the direction of the Plan administrator without your consent or approval in order to satisfy the amount owing on the purchase. The amount owing will include the purchase price paid, any purchase and sale transaction fees, any applicable fees, and the Plan administrator’s returned check or failed electronic payment fee of $35. If the sale proceeds of purchased shares are insufficient to satisfy the amount owing, you authorize the Plan administrator to sell additional shares then credited to your account as necessary to cover the amount owing without any further consent or authorization from you. The Plan administrator may sell shares to cover an amount owing in any manner consistent with applicable securities laws, and you acknowledge that any sale for that purpose in a national securities market would be commercially reasonable. You grant the Plan administrator a security interest in all shares credited to your account, including securities subsequently acquired and held or tendered for deposit, for purposes of securing any amount owing as described in this paragraph.
Your payments for optional cash purchases may be commingled by the Plan administrator with dividends and with other participants’ payments for optional cash purchases for the purpose of buying shares of common stock. You cannot specify the prices or timing of purchases, nor can you place any other limitations on the purchase of shares other than those specified herein. You may stop any optional cash purchase (and receive a refund of the associated payment amount) if the Plan administrator receives your request for a refund no later than two business days prior to the applicable monthly Investment Date. You may submit your request to the Plan administrator through the internet, by telephone, or in writing.
10.
Will interest be paid on funds tendered for optional cash purchases that are received prior to an Investment Date?

No. Under no circumstances will interest be paid on funds for optional cash purchases tendered at any time prior to the Investment Date. You are encouraged to time the transmittal of funds for optional cash purchases so that they are received by the Plan administrator as close as possible to, but no later than three business days before, an Investment Date. If you have any questions regarding the Investment Date, you should contact the Plan administrator at the address or phone number set forth in Question 6.
11.
Am I obligated to make cash purchases if I enroll in the Plan?

No. Cash purchases are entirely voluntary. You may supplement the reinvestment of your dividends with optional cash purchases as often as you like within the Plan parameters or not at all.
12.
What limitations apply to optional cash purchases?

Optional cash purchases are subject to minimum and maximum purchase amounts. An existing shareholder must invest at least $50 in an optional cash purchase. New investors must invest at least $250 in an initial cash purchase. Alternatively, new investors may authorize a minimum of five $50 recurring monthly ACH debits to reach the minimum $250 investment. Optional cash purchases of less than $50 by existing shareholders or $250 by initial investors will be returned, without interest. In addition, optional cash purchases are subject to a maximum investment amount of $10,000 per month. The portion of an optional cash purchase that exceeds the $10,000 monthly purchase limit, unless such limit has been waived as described in Question 16, will be returned to you, without interest. We reserve the right to waive the maximum limit on optional cash purchases at our sole discretion, which may include the consideration of relevant factors including, but not limited to, whether we are selling newly issued shares of our common stock or acquiring shares for the Plan through open market purchases or privately negotiated transactions. If you are an employee or affiliate (as defined in Question 36 of this prospectus) of the Company, see Questions 33 and 36 for additional limitations.
PURCHASES AND PRICING OF SHARES
13.
When will shares be purchased under the Plan?

The purchase of shares through the dividend reinvestment feature under the Plan will occur as of each date on which a cash dividend that has been declared by our Board of Directors is paid to shareholders (the “Dividend Payment Date”).
Optional cash purchases of $10,000 or less will be made on the Investment Date, or, in the case of shares of our common stock purchased on the open market, as soon thereafter as determined by the Plan administrator. For optional cash purchases of more than $10,000 made pursuant to a waiver request, the applicable Investment Date is described in Question 19.
Shares purchased through the Plan, whether by dividend reinvestment or optional cash purchase, will be transferred to your account under the Plan, and all dividend and voting rights with respect to such shares will commence, upon the settlement date for each purchase, which is ordinarily no later than two business days after the date of purchase.
14.
How will the price of shares purchased under the Plan be determined?

The price of the shares purchased for your Plan account will be equal to the fair market value of our common stock on the Dividend Payment Date for purchases made with dividends on our common stock, including dividends on the shares credited to your Plan account, and on the Investment Date for optional cash purchases timely delivered to the Plan administrator.

For purposes of the Plan, the fair market value of our common stock at any particular time will be determined as follows:
•
If our common stock is listed or admitted to trading on any stock exchange, which includes its current listing on The NASDAQ Capital Market, then the fair market value will equal the closing price of our common stock on the Dividend Payment Date or the Investment Date, as applicable, on such stock exchange.

•
If our common stock is not listed or admitted to trading on a stock exchange, the fair market value will equal the closing price of our common stock on the Investment Date in the over-the-counter market, as such price is reported in a publication of general circulation selected by us and regularly reporting the price of our common stock in such market; provided, however, that if the price of our common stock is not so reported, the fair market value will be determined in good faith by our Board of Directors, which may take into consideration some or all of the following factors, as and to the extent that the Board of Directors may, at its sole discretion, elect: (i) an appraisal of the value of the shares undertaken by an independent third party; (ii) the price paid for our common stock in the most recent trade of shares known to us to have occurred on an arm’s-length basis between a willing buyer and willing seller; or (iii) any other method of valuation undertaken in good faith by or at the direction of the Board of Directors.

With respect to optional cash purchases in excess of $10,000 in any month made pursuant to a waiver request, the purchase price will be determined as provided in Question 17.
If shares are purchased under the Plan through open market purchases, those shares will be acquired as soon as practicable beginning on the Dividend Payment Date or on the Investment Date by the Plan administrator. The Plan administrator may combine Plan participant purchase requests with other purchase requests received from other Plan participants and will generally batch purchase types (dividend and optional cash investments) for separate execution by the Plan administrator’s broker. The Plan administrator may also direct its broker to execute each purchase type in several batches throughout a trading day. Depending on the number of shares being purchased and current trading volume in the shares, the Plan administrator’s broker may execute purchases for any batch or batches in multiple transactions and over more than one day. If different purchase types are batched, the price per share of the common shares purchased for each participant’s account, whether purchased with reinvested dividends, initial cash investments, or optional cash investments, will be the weighted average price of the specific batch for such shares purchased by the Plan administrator’s broker on that Investment Date. For the reinvestment of dividends, purchases on the open market will begin on the Dividend Payment Date and will be completed no later than 30 days from such date for the reinvestment of dividends, except where completion at a later date is necessary or advisable under any applicable federal securities laws. For optional cash investments, purchases on the open market will begin on the Investment Date and will be completed no later than 35 days from such date, except where completion at a later date is necessary or advisable under any applicable federal securities laws. Such purchases may be made on any securities exchange where such shares are traded, in the over-the-counter market, or by negotiated transactions and may be subject to such terms, including with respect to price and delivery, to which the Plan administrator may agree. Neither we nor you shall have any authority or power to direct the time or price at which shares may be purchased or the selection of the broker or dealer through or from whom purchases are to be made.
15.
How many shares will be purchased for participants?

The number of shares to be purchased for your account at any one time will depend on the amount of the total dividend payable to you at such time or the amount of your optional cash purchase, as the case may be, and the price of our common stock at such time. Your account will be credited with the number of shares, including fractional shares, equal to, in the case of dividend reinvestment, the total dividend payable to you (or if you have chosen the “Partial Dividend Reinvestment” option, that portion of your dividend that is available for investment under the Plan), or, in the case of optional cash purchases, the total cash amount paid by you to the Plan administrator (subject to the required minimum and maximum investment amounts under the Plan), divided in either case by the purchase price of the shares as established in accordance with the response to Question 14 above.

In addition, the number of shares that the Company may issue under the Plan at any time is limited to the number of shares that the Company has registered with the SEC. At this time, the Company has registered 1,470,000 shares of our common stock with the SEC for issuance under the Plan.
OPTIONAL CASH PURCHASES AND INITIAL INVESTMENTS IN EXCESS OF $10,000 — WAIVER REQUEST
16.
How does a participant make optional cash purchases and initial investments in excess of $10,000?

From time to time, we may accept requests for waiver of the maximum optional cash purchases and initial investments in excess of $10,000. You may call us at 1 (800) 393-5809 to inquire whether we are accepting waiver requests and to obtain a waiver request form. The waiver request form must be submitted to us in accordance with the instructions contained in the form. If we approve your waiver request, we or the Plan administrator will notify you promptly and provide you with details regarding the terms of the waiver as so approved and instructions for funds transfer to the Plan administrator. Funds on all approved waiver requests must be received by the Plan administrator by the deadline specified in the waiver request form or the waiver approval will lapse. If we revoke our approval of the waiver request, all funds received in respect of such waiver request will be returned to you without interest.
17.
What is the purchase price of shares purchased pursuant to a waiver request?

Shares purchased pursuant to an approved waiver request will be purchased directly from us as described in this prospectus. If we grant your waiver request, there will be a pricing period, generally consisting of up to 10 consecutive trading days, as determined by us at our sole discretion. We will indicate the pricing period in your approved waiver request. Each trading day in the pricing period will be a purchase date, and an equal portion of your optional cash investment will be invested on each purchase date. The purchase price on a particular purchase date in the pricing period will be the volume weighted average price, rounded to four decimal places, of our common stock as quoted on The NASDAQ Capital Market obtained from Bloomberg L.P. for the trading hours from 9:30 a.m. to 4:00 p.m. Eastern time (including the closing print). The Plan administrator will apply all optional cash purchases made pursuant to a waiver request for which good funds are received on or before the first business day before the pricing period to the purchase of shares of our common stock on each purchase date. The purchase price may be subject to a “threshold price” and may be reduced by the waiver discount,” each as more fully described below. We may alter, amend, supplement, or waive, at our sole discretion, the pricing periods or other parameters relating to optional cash purchases in excess of $10,000 made by one or more participants in the Plan or new investors, at any time prior to the granting of any waiver request.
18.
Is there a threshold price for shares purchased pursuant to a waiver request?

For any pricing period, we may establish a minimum purchase price per share, referred to as the “threshold price,” applicable to optional cash purchases and initial investments made pursuant to a waiver request. At least one business day prior to the first day of the applicable pricing period, we will decide whether to establish a threshold price, and if so, its amount. We will make this determination at our discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs.
If a threshold price is established for any pricing period, it will be fixed as a dollar amount that the closing price for each trading day of such pricing period (not adjusted for a waiver discount, if any) must equal or exceed. Except as provided below, we will exclude from the pricing period any trading day that the closing price is less than the threshold price. Thus, for example, for a 10-day pricing period, if the threshold price is not satisfied for two of the 10 trading days in the pricing period, then we will return 20% of the funds you submitted in connection with your waiver request unless we have activated the pricing period extension feature for the pricing period (as described below).
At our discretion, and with the investor’s agreement, we may allow the investor to purchase shares at the threshold price on a non-conforming pricing date.

19.
Is there a pricing period extension feature for shares purchased pursuant to a waiver request?

We may elect to activate the pricing period extension feature for any particular pricing period. This feature allows the initial pricing period to be extended by the number of days that the threshold price is not satisfied, subject to a maximum of five trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period in lieu of the day on which the threshold price was not met or trades of our common stock were not quoted on The NASDAQ Capital Market. For example, if the determined pricing period is 10 days, the threshold price is not satisfied for three out of those 10 days in the initial pricing period, and we had previously announced at the time we accepted the waiver request that the pricing period extension feature was activated, then the pricing period will be extended automatically and if the threshold price is satisfied on the next three trading days (or a subset thereof), then those three days (or subset thereof) will become waiver investment dates in lieu of the three days on which the threshold price was not met. As a result, because there were 10 trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the funds you submitted in connection with your waiver request will be invested.
20.
What is the waiver discount pursuant to a waiver request?

For each pricing period, we may establish a waiver discount from the market price applicable to optional cash purchases and initial investments made pursuant to a waiver request. This waiver discount, if any, will range from 0% to 5% of the purchase price and may vary for each pricing period. The waiver discount, if any, will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of our common stock as compared to other sources of funds, and current and projected capital needs. You may obtain information regarding the maximum waiver discount, if any, by calling us at 1 (800) 393-5809. Setting a waiver discount for a particular pricing period will not affect the setting of a waiver discount for any subsequent pricing period. Any waiver discount will apply only to optional cash purchases and initial investments in excess of $10,000.
The waiver discount will apply to the entire optional cash purchase or initial investment made pursuant to a waiver and not just the portion in excess of $10,000. The discount applicable to reinvested dividends, initial investments up to $10,000, and optional cash purchases up to $10,000 per month will not apply to initial investments and optional cash purchases made pursuant to a waiver request.
21.
When will the Plan administrator return unsubscribed funds pursuant to a waiver request?

The Plan administrator will return a portion of any funds you submitted in connection with your waiver request for each trading day of a pricing period or extended pricing period, if applicable, with respect to which the threshold price is not met, which we refer to as “unsubscribed funds.” Any unsubscribed funds will be returned within five business days after the last day of the pricing period or, if applicable, the extended pricing period, without interest. The amount returned will be based on the number of days during which the threshold price was not satisfied (as compared to the number of days in the pricing period or extended pricing period). For example, the returned amount in a 10-day pricing period will equal one-tenth of the total amount of such payment for an optional cash purchase or initial investment (not just the amount in excess of $10,000) for each trading day that the threshold price is not satisfied.
The establishment of the threshold price and the possible return of a portion of a payment for an optional cash purchase or initial investment applies only to optional cash purchases and initial investments made pursuant to a waiver request. Setting a threshold price for a pricing period will not affect the setting of a threshold price for a subsequent pricing period. We may waive our right to set a threshold price for any pricing period. Neither we nor the Plan administrator is required to provide you with any written notice as to the threshold price for any pricing period. You may call us at 1 (800) 393-5809 to find out if a threshold price has been fixed or waived for any given pricing period.
22.
What if I have more than one account?

For the purpose of the limitations on optional cash purchases, we may aggregate all optional cash purchases for participants with more than one account using the same Social Security or Taxpayer

Identification Number. Participants unable to supply a Social Security or Taxpayer Identification Number may be limited to only one account. Also, for the purpose of such limitations, all accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless we have determined that optional cash purchases for each such account would be consistent with the purposes of the Plan, we will have the right to aggregate all such accounts and to return, without interest and within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.
CERTIFICATES FOR SHARES
23.
Will certificates be issued for shares purchased?

The number of shares credited to your account under the Plan will be shown on your statement of account. Unless you otherwise request, shares credited to your Plan account will be held in book-entry (meaning “uncertificated”) form.
You may obtain a certificate for any number of shares, up to the number of all whole shares credited to your account under the Plan, at any time by accessing your account online at www.computershare.com/investor or by contacting the Plan administrator by telephone at 1 (800) 393-5809 or in writing at the address set forth in response to Question 6 above, or at such other website, telephone number, or address as may be provided to you by us or the Plan administrator in the future. Issuance of stock certificates may be subject to an additional fee.
Shares credited to your account under the Plan may not be pledged if they are held in book-entry form. If you wish to pledge some or all of these shares, you must request that a certificate for the shares you wish to pledge be issued in your name.
Certificates for fractional shares will not be issued under any circumstances.
24.
In whose name will accounts be maintained and certificates registered when issued?

An account for each participant will be maintained by the Plan administrator in the participant’s name as shown on our records at the time the participant enters the Plan. When issued, certificates for whole shares will be registered in such account name.
SALE OF SHARES
25.
Can I sell shares credited to my Plan account?

Yes. You can sell some or all of the shares credited to your Plan account by contacting the Plan administrator. The market price of shares of our common stock may decline between the time you request to sell shares and the actual time of sale.
You have the following four choices when making a sale, depending on how you submit your sale request:
•
Market Order.   A market order is a request to sell shares of our common stock promptly at the current market price. Market order sales are only available through the Investor Center at www.computershare.com/investor or by calling the Plan administrator directly at 1 (800) 393-5809. Market order sale requests will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern time). Market order sale requests received by the Plan administrator during market hours are final and cannot be stopped or cancelled. Market order sale requests received outside of market hours will be submitted to the Plan administrator’s broker on the next day the market is open. The Plan administrator will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may be filled only partially or not filled at all on the trading day in which it is placed, in which case the order or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the Plan administrator directly at 1 (800) 393-5809. If your market order sale was not filled and you still want the shares to be sold, you will need to reenter the sale request. Sales proceeds will equal the market price of the sale obtained by the Plan administrator’s broker, less a service fee of $25.00 and a processing fee of $0.12 per share sold.
•
Batch Order.   A batch order is an accumulation of all sales requests for shares of our common stock submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All sale requests received in writing will be submitted as batch order sales unless such requests specify otherwise. Batch order sales may only be requested in writing. In each batch order sale, the price to each selling participant shall be the weighted average sale price obtained by the Plan administrator’s broker for each aggregate order placed by the Plan administrator and executed by the broker, less a service charge of $25.00 and a processing fee of $0.12 per share sold.

•
Day Limit Order.   A day limit order is an order to sell shares of our common stock when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after-market hours, the next day the market is open). Depending on the number of shares of our common stock being sold and the current trading volume in the shares, such an order may be filled only partially, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Plan administrator at its sole discretion, or, if the Plan administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Plan administrator directly at 1 (800) 393-5809. A service fee of $25.00 and a processing fee of $0.12 per share sold will be deducted from the sale proceeds.

•
Good-’Til-Cancelled (“GTC”) Limit Order.   A GTC limit order is an order to sell shares of our common stock when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If an order trades on more than one day during which the market is open, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Plan administrator at its sole discretion, or, if the Plan administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Plan administrator directly at 1 (800) 393-5809. A service fee of $25.00 and a processing fee of $0.12 per share sold will be deducted from the sale proceeds.

All sales requests processed over the telephone by a customer service representative incur an additional fee of $15.00. All per share fees described in this Question 25 include any brokerage commissions the Plan administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee. Fees are deducted from the proceeds derived from the sale. The Plan administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the Plan administrator to determine if there are any limitations applicable to your particular sale request.
Alternatively, you may choose to sell your shares through a broker-dealer of your choice, in which case you will have to request that the Plan administrator either (a) electronically transfer your shares to your broker or (b) issue the shares in certificate form for delivery to your broker before settlement of the sale. Please note that only whole shares can be transferred or issued in certificate form.
If you opt to sell all of the shares held in your Plan account, your participation in the Plan will be terminated automatically.
The Plan administrator reserves the right to decline to process a sale if it determines, at its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold, and no one other than the Plan administrator will select the brokers or dealers through or from whom sales are to be made.
The price of our common stock may rise or fall during the period between a request for sale, the receipt of such request by the Plan administrator, and the ultimate sale on the open market. Instructions sent to the Plan administrator to sell shares are binding and may not be rescinded. If you prefer to have complete control as to the exact timing and sales prices, you can transfer the shares to a broker.
If you are an employee or affiliate (as defined in Question 36 of this prospectus) of the Company, see Question 36 for certain limitations regarding your ability sell shares of our common stock credited to your account.
REPORTS TO PARTICIPANTS
26.
What reports will be sent to me if I participate in the Plan?

Unless you are participating in the Plan through your broker, bank, or other nominee, you will receive from the Plan administrator a detailed statement of your account following each dividend reinvestment and account transaction. These detailed statements will show total cash dividends received, total payments for optional cash purchases received, total shares purchased (including fractional shares), price paid per share, and total shares credited to your account. You may also view your plan statements online through the Investor Center at www.computershare.com/investor. If you are participating in the Plan through your broker, bank, or other nominee, you should contact such party regarding a statement of your interests in the Plan.
CHANGING METHOD OF PARTICIPATION AND WITHDRAWAL FROM PARTICIPATION
27.
How may a participant change his or her way of participating in the Plan?

You may change your method of participating in the Plan at any time by telephone or written notice to the Plan administrator or by accessing your account online at www.computershare.com/investor.
28.
When will a participant’s request to change his or her method of participation become effective?

Any changes in your method of participating in the Plan that involves adding, changing, or removing your participation in the dividend reinvestment option will become effective as of the next upcoming Dividend Payment Date if notice of such intention is received by the Plan administrator on or before the record date for such dividend payment.
Any change in your method of participating in the Plan that involves adding your participation in the optional cash purchase feature will become effective as of the next applicable monthly Investment Date if notice of such intention is received by the Plan administrator on or before two business days before such date. Any change in your method of participating in the Plan that involves removing your participation in the optional cash purchase feature will be effective immediately upon receipt by the Plan administrator; provided, however, that if you have any payments for optional cash purchases held by the Plan administrator at such time, then you may stop the investment of such payments and receive a refund of the applicable amount only if the Plan administrator receives your notice of intention no later than two business days prior to the next applicable monthly Investment Date.
29.
May a participant withdraw from the Plan?

Yes. The Plan is entirely voluntary, and you may withdraw from the Plan at any time.
30.
How does a participant withdraw from the Plan?

To withdraw from the Plan, you must notify the Plan administrator by telephone, in writing, or online through your account at www.computershare.com/investor. You may provide this notice at any time.
You will receive a check for the value of any fractional shares that you held in the Plan, less any applicable transaction and per share fees, for selling those fractional shares. Any cash payment for a fractional share interest will be based on the current fair market value of our common stock. Following your withdrawal from the Plan, any future cash dividend paid on your shares, including any shares that you formerly held in the Plan, will be paid by check to you in accordance with our normal dividend payment procedures, and there will be no further reinvestment of any cash dividends paid on your shares.
If you choose to withdraw from the Plan and you participate in the optional cash purchase feature and the Plan administrator is then holding a payment for an optional cash purchase, your notice must be received by the Plan administrator at least two business days before the next applicable monthly Investment Date to enable the Plan administrator to implement your withdrawal from the Plan and refund the payment amount to you. If your notice is not received on a timely basis, then your withdrawal from the Plan with respect to your payment that is then held by the Plan administrator will not become effective until after the applicable monthly Investment Date, and the additional shares purchased on such date with such payment will have been credited to your Plan account.
After any withdrawal from the Plan, you may elect to reenroll in the Plan at any time.
31.
What happens if a participant dies or becomes legally incapacitated?

Upon receipt by the Plan administrator of notice of death or adjudicated incompetence of a participant, no further purchases of shares will be made for the Plan account of the participant. The shares and any cash held by the Plan in the participant’s account will be delivered to the appropriate person upon receipt of evidence satisfactory to the Plan administrator of the appointment of a legal representative and instruction from the representative regarding delivery.
FEES AND EXPENSES
32.
What fees may I incur by participating in the Plan?

There are no processing fees or service fees on newly issued shares purchased from us for your account. In connection with any optional cash investment in which the Plan administrator purchases shares in the open market, the participant must pay the processing fees per share purchased (currently $0.05 per share). Processing fees include the applicable brokerage commissions that the Plan administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee. We will pay all costs of administering the Plan.
You will be responsible for paying a $2.50 charge plus a processing fee of $0.05 per share for each recurring ACH payment and a $5.00 charge plus a processing fee of $0.05 per share for each non-recurring ACH or check payment, as described in Question 9.
You will be responsible for paying a service fee and processing fees each time Plan shares are sold on your behalf, as described in Question 25.
LIMITATIONS ON PARTICIPATION
33.
Are there limitations on participation in the Plan?

We reserve the right to limit participation in the Plan for any reason, even if a shareholder is otherwise eligible to participate. Some shareholders may be residents of jurisdictions in which we determine that we may not legally offer our shares under the Plan or in which it is not economically prudent to do so, and residents of such jurisdictions may be precluded from participating in the Plan. We have no other present plans to limit participation in the Plan by any shareholder of record for reasons other than those that may be generally applicable to all shareholders, but we reserve such right in the event that we determine, at our sole discretion, that such limitation may be in the best interests of the Company.
OTHER PROVISIONS
34.
Will participants be credited with additional shares for dividends paid on shares held in their Plan account?

Yes, if you have selected the dividend reinvestment option under the Plan. We pay dividends, as declared, to the record holders of all issued and outstanding shares of common stock. If you have elected the “Full Dividend Reinvestment” option on your Enrollment Form, then all dividends on all of your shares (including any shares that you hold in stock certificate form outside of the Plan and any shares held in book-entry form credited to your Plan account) will be reinvested in additional shares of common stock under the Plan. If you have elected the “Partial Dividend Reinvestment” option on your Enrollment Form, then, to the extent that you request that cash dividends on your shares (including any shares that you hold in stock certificate form outside of the Plan and any shares held in book-entry form credited to your Plan account) be sent to you, the Plan administrator will send the dividends on these shares to you in the usual manner in which cash dividends are paid. In the latter case, with respect to the remaining shares for which dividends are to be reinvested under the Plan, the dividends on these shares will be reinvested for your Plan account in additional shares of common stock.
35.
How does a participant vote shares held under the Plan?

You will receive either a paper copy of a proxy statement, together with a proxy card, or a Notice of Internet Availability of Proxy Materials. If you receive a proxy card, it will allow you to vote your shares by telephone, via the Internet, or by mail. If you receive only a Notice of Internet Availability of the Company’s Proxy Materials, it will include instructions on how to access proxy materials and vote your shares via the Internet. The Notice will also include instructions on how you may request delivery of a paper or email copy of our proxy materials if you wish to do so.
Shares, including fractional shares, will be voted in accordance with your directions. If you do not vote your shares by telephone, via the Internet, or by signing and returning a proxy card through the mail, your shares will not be voted.
36.
Are employees restricted in any way from reselling or purchasing shares acquired under the Plan?

Reselling.   Employees who are “affiliates” of the Company, as that term is defined under SEC rules, may not publicly reoffer shares acquired under the Plan except pursuant to Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an effective registration statement. An “affiliate” is a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Directors and executive officers of the Company are ordinarily considered “affiliates” of the Company. The Company has no present intention of filing a registration statement that would permit the Company’s affiliates to publicly reoffer shares acquired under the Plan other than in reliance on Rule 144.
Provided that employees who are not affiliates of the Company comply with all relevant federal and state securities laws and regulations and the Company’s statement of insider trading policy, they are free to sell shares acquired under the Plan at any time, as are all other participants.
Purchasing.   Employees and affiliates must comply with all relevant federal and state securities laws and regulations and the Company’s statement of insider trading policy when purchasing shares of our common stock pursuant to the optional cash purchase feature of the Plan. In other words, if an employee or affiliate is in possession of material nonpublic information about the Company, the employee or affiliate may not purchase shares of our common stock pursuant to the optional cash purchase feature of the Plan.
Any purchases of shares through dividend reinvestment under the Plan (but not through optional cash purchases) by directors and executive officers of the Company who participate in the Plan are exempt from the reporting obligations and short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
37.
What happens if a participant sells or transfers all of the shares registered in his or her name other than shares credited to the participant’s account under the Plan?

If you dispose of all shares registered in your name other than shares credited to your account under the Plan, then you will remain enrolled in the Plan, including participation in the dividend reinvestment or optional cash purchase features depending upon the terms of your enrollment. Under such circumstances, the Plan administrator will continue to either reinvest or pay in cash (as you have specified on your Enrollment

Form) any future dividends on the shares that remain credited to your Plan account unless you instruct otherwise. Notwithstanding your continuing enrollment in the Plan, however, if you have only a fractional share of stock credited to your Plan account at any time, then we reserve the right to liquidate your fractional share interest, in which case you will receive a cash adjustment representing such fractional share interest and, if such liquidation occurs on or after a dividend record date, an additional cash payment for the accrued dividend.
38.
What happens if the Company declares a stock split or stock dividend or makes a rights offering?

Once you are enrolled in the Plan, any stock dividends or split shares distributed by the Company will be credited to your Plan account, regardless of whether the pre-split shares or shares on which the stock dividend is paid are held in book-entry form in your Plan account or held in certificate form directly by you. The number and class of shares subject to the Plan will be automatically adjusted to reflect stock dividends, stock splits, recapitalizations, and similar events.
In the event of a rights offering (meaning an offering by the Company to all shareholders of rights to purchase additional shares of common stock based, with respect to each shareholder, on the number of shares held by the shareholder at the time of the offering), you will receive rights based on the total number of whole shares held by you, including all whole shares held directly by you in stock certificate form and all whole shares held in your Plan account in book-entry form.
39.
What are the responsibilities of the Company and the Plan administrator under the Plan?

The Company and the Plan administrator, and any agent of either of them, are not liable for any act done in good faith or for any omission to act in good faith, including, without limitation, (i) any claim of liability arising out of failure to terminate a participant’s account upon a participant’s death prior to receipt of notice in writing of such death from a qualified representative of the deceased, (ii) any claim of liability arising out of the inability to purchase shares, (iii) the prices at which shares are purchased or sold for a participant’s accounts, (iv) the times when such purchases or sales are made, (v) any fluctuations in the market value of our common stock.
You should recognize that neither the Company nor the Plan administrator can assure you of a profit or protect you against a loss on any shares purchased for your account under the Plan. An investment in shares of common stock under the Plan is, like any equity investment, subject to investment risk and possible loss of some or all of the principal amount invested.
40.
Who interprets and regulates the Plan?

The Company reserves the right to interpret and regulate the Plan as may be necessary or desirable in connection with the operation of the Plan. The Plan is governed by the laws of California.
41.
May the Plan be changed or terminated?

Yes. While we presently intend to continue the Plan indefinitely, we reserve the right to suspend, modify, or terminate the Plan at any time. Notice of such suspension, modification, or termination will be sent to all participants. No such event will affect any shares then credited to your Plan account. We also reserve the right to terminate your participation in the Plan at any time for any reason.
Upon any termination of the Plan by the Company or upon the termination by a participant of his or her participation in the Plan, any uninvested cash dividends or payments for optional cash purchases then held by the Plan administrator will be remitted in cash. Moreover, upon any such termination of the Plan by the Company or any such termination of a participant’s participation in the Plan, if the participant has not elected to continue to hold the Plan shares in book-entry form (as described further in response to Question 23 above), whole shares of common stock credited to the participant’s account will be moved to a book-entry account in the direct registration system unless a certificate is requested and a cash payment will be made for any fractional share interest credited to the participant’s account.

42.
Does the Plan offer safekeeping?

All shares of common stock purchased through the Plan will be held by the Plan administrator in book-entry form in your Plan account. If you hold stock certificates for shares of our common stock outside of the Plan, you may deposit those certificates for safekeeping with the Plan administrator, and those shares will be reflected in your Plan account. If you wish to take advantage of this custodial arrangement, you must send the certificates, together with a letter of instruction, to the Plan administrator by certified or registered mail at the address set forth in response to Question 6 above or at such other address as may be provided to you by the Company or the Plan administrator in the future.
43.
May the Transfer Agent and registrar change?

Computershare, our Plan administrator, presently acts as transfer agent and registrar for shares of our common stock. We reserve the right to terminate the agent and appoint a new agent or administer the Plan ourselves. All participants will receive notice of any such change.
STATE REGULATION
The terms and conditions of the Plan are governed by the laws of the State of California. Section 1203 of the California Corporations Code includes provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of our company, such as certain tender offers, merger proposals, and asset purchases. First, if an “interested party” makes an offer to purchase the shares of some or all of our shareholders, the “interested party” must obtain an affirmative opinion in writing as to the fairness of the consideration to our shareholders prior to completing the transaction. California law considers a person to be an “interested party” if the person directly or indirectly controls our company, is directly or indirectly controlled by one of our officers or directors, or is an entity in which one of our executive officers or directors holds a material financial interest. If after receiving an offer from such an “interested party” we receive a subsequent offer from any other person making an offer or proposal at least 10 days before the vote on the prior “interested party” proposal, then we must notify our shareholders of this offer by providing any written materials furnished by the subsequent offeror and afford them the opportunity to withdraw their consent to the “interested party” offer.
Section 1203 and other provisions of California law could make it more difficult for a third party to acquire a majority of our outstanding voting stock by discouraging a hostile bid or delaying, preventing, or deterring a merger, acquisition, or tender offer in which our shareholders could receive a premium for their shares or effect a proxy contest for control of our company or other changes in our management.
FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of certain U.S. federal income tax consequences of participation in the Plan to U.S. Holders (as defined below). This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary, and proposed Treasury regulations, administrative pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect on the date of this prospectus and all subject to change or differing interpretations, possibly with retroactive effect. This summary is limited to participants that will hold shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, held for investment). This summary does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or to participants that are subject to special rules (including, without limitation, financial institutions, insurance companies, regulated investment companies, individual retirement accounts, qualified retirement plans, real estate investment trusts, tax-exempt organizations, entities, or arrangements treated as partnerships for U.S. federal income tax purposes, broker-dealers, foreign corporations, other foreign entities, persons who own our stock as part of a straddle, hedge, conversion transaction, or other risk reduction or integrated investment transaction, and persons who are not U.S. Holders).
YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that is treated, for U.S. federal income tax purposes, as one of the following: (1) an individual citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (4) a trust that (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons has the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
Reinvested Dividends
In general, participants reinvesting dividends under the Plan have the same federal income tax consequences with respect to their dividends as do shareowners who are not reinvesting dividends under the Plan. On the Dividend Payment Date, participants will receive a taxable dividend equal to the cash dividend reinvested and any amounts required to be withheld, to the extent we have earnings and profits. This treatment applies with respect to both the shares of common stock held of record by the participant and the participant’s Plan account shares even though the dividend amount is not actually received in cash but is instead applied to the purchase of shares of common stock for the participant’s Plan account. To the extent we provide the shares at a discount, you will be treated, for federal income tax purposes, as having received a taxable dividend equal to the excess, if any, of the fair market value of the shares of common stock on the purchase date over the amount of your reinvested cash dividend, to the extent we have earnings and profits. We will report to you and the IRS (to the extent required by law) the amount of any dividends you receive (or are deemed to receive) for federal income tax purposes.
Shares or any fractional shares of common stock, whether newly issued shares, shares purchased on the open market, or shares purchased in a privately negotiated transaction, with reinvested dividends will have a tax basis equal to the total amount of the cash reinvested, the amount of the taxable dividend you are treated as having received for any shares or fractional shares purchased at a discount (as described above), and the amount of any administrative processing fees (including brokerage fees) paid by you. The holding period for the shares or fractional shares will begin on the day following the purchase date.
Optional Cash Purchases
In general, participants making optional cash purchases under the Plan have the same federal income tax consequences as individuals who are purchasing shares outside of the Plan.
Shares or any fractional shares purchased with initial or optional cash purchases will have a tax basis equal to the amount of the payment for the shares increased by the amount of any administrative processing fees (including brokerage fees) paid by you (regardless if the shares or any fractional shares were purchased on the open market, as newly issued shares, or in a privately negotiated transaction). The holding period for the shares or fractional shares will begin on the day following the purchase date.
For participants who purchase shares under our optional cash purchase plan and receive our shares at a discount, we intend to treat the excess, if any, of the fair market value of the shares on the Investment Date over the amount of the optional cash purchase made by the participant as a distribution (without regard for participation in the dividend reinvestment portion of our Plan). To the extent paid out of our current and accumulated earnings and profits, we will report these distributions as dividends to you for tax purposes and also to the IRS to the extent required by law. Your tax basis in such shares will include the amount of the discount taxable as a dividend. The holding period for the shares or fractional shares purchased pursuant to a discount will begin on the day following the purchase date.
Costs of Administering the Plan
You should not be treated as receiving an additional taxable dividend based on your pro rata share of the costs of administering the Plan, which we pay. However, there are no assurances that the IRS agrees with this position. At present, we have no plans to seek formal advice from the IRS on this issue.

Tax Basis Reporting
The tax basis of shares of common stock acquired under the Plan will be reported by our transfer agent in accordance with Treasury Regulations. Because certain aspects of the Plan do not fall within the narrow definition of “dividend reinvestment plan” under such regulations, we expect that participants in the Plan will not be able to elect to cause our transfer agent to use cost basis averaging for shares in the Plan. We expect that our transfer agent’s default method of determining cost basis, which is FIFO — First In, First Out, will apply. A participant may designate a preference for specific identification cost basis at the time of sale.
Withdrawal of Shares
You generally will not realize any taxable income or any gain or loss for U.S. federal income tax purposes when whole shares are withdrawn from your Plan account, either upon request for withdrawal by you, termination of your participation in the Plan, or termination of the Plan by us.
Sale of Shares
You will generally recognize a gain or loss when shares of common stock acquired under the Plan (including fractions of a share) are sold by the Plan administrator or by you after withdrawal of the shares from the Plan. The amount of such gain or loss will be equal to the difference between (i) the amount you receive for the shares, reduced by the expenses of sale (including brokerage commissions and service fees charged for the sale of shares), and (ii) your tax basis in the shares sold. You also will recognize a gain or loss when you receive cash payments for fractional shares credited to your account upon your withdrawal from the Plan or upon the Plan’s termination. The amount of such gain or loss will be equal to the difference between (i) the amount you receive for your fractional shares and (ii) your tax basis in such fractional shares. In general, any gain or loss from the sale of shares or fractional shares will be a capital gain or loss and will be a long-term capital gain or loss if you have held the shares or fractional shares for more than one year. Long-term capital gains of individuals and certain other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations. You should consult your tax advisor as to the consequences of a sale of shares in view of your particular circumstances.
Withholding
If you are subject to withholding taxes, we will withhold the required taxes from your gross dividends and proceeds from the sale of shares. In any case in which U.S. federal income taxes are required to be withheld, the Plan administrator will reinvest an amount equal to the dividend less the amount of tax withheld. The dividends and proceeds received by you, or dividends reinvested on your behalf, will be net of the required taxes. For IRS reporting purposes, the amount of any tax withheld will be included in the holder’s dividend income.
Medicare Tax
Certain U.S. Holders that are individuals, estates, or trusts will be required to pay an additional 3.8% Medicare tax on, among other things, certain dividends and capital gains from the sale or other disposition of stock. Participants that are individuals, estates, or trusts should consult with their own tax advisors regarding the applicability of the Medicare tax to their income and gains in respect of an investment in shares of our common stock acquired through the Plan.
FATCA
Under the Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and the Treasury Regulations thereunder (as modified by IRS Notice 2013-43), commonly referred to as “FATCA,” withholding may be required with respect to dividends in respect of common stock, and gross proceeds from the sale of common stock received on or after January 1, 2019, for participants that hold the shares of common stock through a foreign financial institution or a non-financial foreign entity. Subject to certain exceptions, a 30% withholding tax will be imposed on such payments made to

(i) foreign financial institutions unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, and (ii) certain non-financial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. If withholding is required under these rules, the appropriate amount of tax will be deducted from dividends and from the proceeds of the sale of shares, and only the remaining amount will be reinvested or paid. Prospective participants should consult with their own tax advisors regarding FATCA and the application of these requirements to an investment in shares of our common stock acquired through the Plan.
The above summary is not a comprehensive discussion of all of the tax considerations that may be relevant to a participant in the Plan. Therefore, you are urged to consult your tax advisors regarding the consequences of participation in the Plan.
PLAN OF DISTRIBUTION
Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased.
Subject to the availability of shares of our common stock registered for issuance under the Plan, there is no maximum number of shares that can be issued pursuant to the reinvestment of dividends or cash investments. From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any discounts applicable to investments made under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend, or terminate participation in the Plan by otherwise-eligible persons in order to eliminate practices that are inconsistent with the purpose of the Plan.
Our common stock offered pursuant to the Plan will be purchased, at our option, directly from us or in the open market. There are no processing fees or service fees on newly issued shares purchased from us for your account. In connection with any investment in which the Plan administrator purchases shares in the open market, the participant must pay the processing fees per share purchased. Processing fees include the applicable brokerage commissions that the Plan administrator is required to pay. Upon withdrawal by a participant from the Plan by the sale of shares of our common stock held under the Plan, the participant will receive the proceeds of that sale less the applicable brokerage commission (currently $0.12 per share), a service charge of $25.00 (subject to change at any time), and any required tax withholdings or transfer taxes.
Our common stock may not be available under the Plan in all states. We are not making an offer to sell our common stock in any state where the offer or sale is not permitted.
You will pay a $2.50 charge plus a processing fee of $0.05 per share for each recurring ACH payment and a $5.00 charge plus a processing fee of $0.05 per share for each non-recurring ACH or check payment, each of which is subject to change at any time.
IMPORTANT CONSIDERATIONS
We created the Plan to provide a useful service for our shareholders. We are not recommending that you buy or sell our common stock. You should use the Plan only after you have independently researched your investment decision.

The value of our common stock may go up or down from time to time. None of the Securities Investor Protection Corporation, the Federal Deposit Insurance Corporation, or anyone else insures Plan accounts.
The Plan does not have any effect on our dividend policy, which is subject to the discretion of our board of directors. We make no representation as to the declaration of future dividends or the rate at which dividends may be paid, since they necessarily depend upon our future earnings, financial requirements, and other factors.
USE OF PROCEEDS
We will receive proceeds from the purchase of our common stock under the Plan only to the extent that those purchases are of newly issued shares of our common stock made directly from us and not from open market purchases. Any proceeds that we receive from purchases of newly issued shares will be used to repay debt or for working capital and general corporate purposes, including the repurchase of shares of our common stock, and to fund all or a portion of the costs of any purchases of assets related to the management of mutual funds that we may determine to pursue in the future. Working capital and general corporate purposes may include expanding our business development activities and distribution channels. We cannot estimate the amount of any such proceeds at this time.
AVAILABLE INFORMATION
We are subject to the informational requirements of the Exchange Act and file reports and other information with the SEC. Information, as of particular dates, concerning our directors and officers, their remuneration, their security holdings, the principal holders of our securities and any material interest of such persons in transactions with us, is disclosed in proxy statements distributed to our shareholders and filed with the SEC. You can inspect and copy such reports, proxy statements, and other information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you can obtain copies of such material from the Public Reference Room of the SEC at Washington, D.C. 20549 at prescribed rates or on the Internet at http://www.sec.gov. You can call the SEC at 1 (800) SEC-0330 for further information on the operation of the Public Reference Room.
We have filed with the SEC a registration statement on Form S-3 (which together with all amendments and exhibits we refer to as the “Registration Statement”) under the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which we omit in accordance with the rules and regulations of the SEC. For further information, see the Registration Statement.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
We are incorporating by reference into this prospectus information that we have previously filed with the SEC. This means that we can disclose important information to you by referring you to the documents containing that information and that such information will be regarded as an important part of this prospectus.
We incorporate by reference the information contained in the documents listed below (other than information that is deemed not to be filed):
•
Annual Report on Form 10-K for the fiscal year ended September 30, 2020 (filed December 1, 2020);

•
The description of our common stock, no par value per share, included in our Registration Statement on Form S-1 (Registration No. 333-126896) under the Securities Act (filed July 26, 2005), under the heading “Description of Capital Stock — Common Stock”; as updated by the description of our capital stock filed as Exhibit 4.1 to our annual report on Form 10-K for the fiscal year ended September 30, 2020, and any amendment or report updating that description; and

•
Definitive Proxy Statement on Schedule 14A (filed December 15, 2020).

Notwithstanding the foregoing, documents or portions thereof containing information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, are not incorporated by reference in this prospectus.

All documents that we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering we incorporate by reference in this prospectus as of the date of filing such documents. Any statement contained in a document incorporated directly or incorporated by reference shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document, which also is incorporated directly or is incorporated by reference, modifies or supersedes such statement. Any such statement that is modified or superseded shall be considered a part of this prospectus only in its modified or suspended form.
You may request a copy of any of these filings, at no cost, by writing or calling us at the following postal address or phone number:
Jennifer Cheskiewicz
General Counsel
Hennessy Advisors, Inc.
7250 Redwood Boulevard, Suite 200
Novato, CA 94945
1 (800) 966-4354
Our Annual Report on Form 10-K and other reports and documents incorporated by reference herein may also be found in the “Investor Information” section of our website at http://www.hennessyadvisors.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus or any registration statement of which it forms a part.
LEGAL OPINION
Our counsel, Foley & Lardner LLP, located at 777 East Wisconsin Avenue, Milwaukee, WI 53202, has rendered an opinion as to the validity of the shares of our common stock that we are offering pursuant to this prospectus.
EXPERTS
Marcum LLP, independent registered public accounting firm, has audited our financial statements as of and for the fiscal years ended September 30, 2020 and 2019, included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, which are incorporated by reference into this prospectus. Our financial statements are incorporated by reference in reliance on Marcum LLP’s report, given on the authority of such firm as experts in auditing and accounting.

Hennessy Advisors, Inc.
Dividend Reinvestment and Stock Purchase Plan

Please address all inquiries to
Computershare Trust Company, N.A.
P.O. Box 505000
Louisville, KY 40233-5000
You may also call the Plan administrator at 1 (800) 393-5809
In addition, you may visit the Investor Center on the Plan administrator’s website at
www.computershare.com/investor.

TRANSFER AGENT AND REGISTRAR
Computershare Trust Company, N.A.
P.O. Box 505000
Louisville, KY 40233-5000
Telephone:
1 (800) 393-5809

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.
Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the offering of the shares of common stock being registered. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.
Item	Amount
Registration Fee Under the Securities Act of 1933	$—
Printing and Engraving Fees	$20,000
Professional Fees and Expenses	$25,000
Accounting Fees and Expenses	$4,000
Miscellaneous Expenses	$7,000
Total	$56,000

Item 15.
Indemnification of Directors and Officers.

The Company has authority under Section 317 of the California Corporations Code to indemnify corporate “agents,” including directors, officers, and employees of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with defending non-derivative actions if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe their conduct was unlawful. The Company is also authorized under Section 317 to indemnify corporate agents against expenses actually and reasonably incurred by such person in connection with defending or settling derivative actions if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and its shareholders. Indemnification is obligatory to the extent that an agent of a corporation has been successful on the merits in defense of any such proceeding, but otherwise may be made only upon a determination in each instance either by a majority vote of a quorum of the board of directors, other than directors involved in such proceeding, by independent legal counsel in a written opinion if such a quorum of directors is not obtainable, by the shareholders by an affirmative vote of a majority of the shares in which a quorum is present other than shareholders to be indemnified, or by the court, that indemnification is proper because the agent has met the applicable statutory standards of conduct.
Additionally, under Section 317, the Company may also advance expenses incurred in defending proceedings against corporate agents, upon receipt of an undertaking that the agent will reimburse the corporation if it is ultimately determined that the agent is not entitled to be indemnified.
In accordance with Section 317, the Company’s Amended and Restated Articles of Incorporation eliminate the liability of its directors for monetary damages to the fullest extent permissible under California law. Additionally, the Company’s Fifth Amended and Restated Bylaws provide that Hennessy has the right to purchase and maintain insurance on behalf of any agent of the corporation, whether or not the Company would have the power to indemnify such person against the liability insured against. The Company carries liability insurance for its directors and officers.
Item 16.
Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Registration Statement.

EXHIBIT INDEX
Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation. [Incorporated by reference to Exhibit 3.1 to Hennessy Advisors, Inc.’s Current Report on Form 8-K (SEC File No. 001-36423) filed March 7, 2017].
3.2	Fifth Amended and Restated Bylaws. [Incorporated by reference to Exhibit 3.1 to Hennessy Advisors, Inc.’s Current Report on Form 8-K (SEC File No. 001-36423) filed January 25, 2018].
5	Opinion of Foley & Lardner LLP.**
23.1	Consent of Marcum LLP.
23.2	Consent of Foley & Lardner (included in Exhibit 5 hereto).**
24	Powers of Attorney (included in the signature page in Part II of the registration statement).**

**
Previously filed.

Item 17.
Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)   Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)   That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)   Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv)   Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(b)   The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California, on this 22nd day of December, 2020.
HENNESSY ADVISORS, INC.
By:	/s/ Teresa M. Nilsen Teresa M. Nilsen President, Chief Operating Officer, and Secretary
[Other signatures follow on next page.]

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Neil J. Hennessy, Teresa M. Nilsen, Kathryn R. Fahy, and Daniel B. Steadman, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement (and any post-effective amendments thereto) effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact, agent, each acting alone, or his or her substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
NAME	DATE
* Neil J. Hennessy Chief Executive Officer and Chairman of the Board of Directors	December 22, 2020
* Teresa M. Nilsen President, Chief Operating Officer, Secretary, and Director (As a duly authorized officer on behalf of the Registrant and as Principal Executive Officer)	December 22, 2020
* Kathryn R. Fahy Chief Financial Officer and Senior Vice President (Principal Financial and Accounting Officer)	December 22, 2020
* Daniel B. Steadman Executive Vice President and Director	December 22, 2020
* Henry Hansel Director	December 22, 2020
* Brian A. Hennessy Director	December 22, 2020
* Daniel G. Libarle Director	December 22, 2020

NAME	DATE
* Rodger Offenbach Director	December 22, 2020
* Susan W. Pomilia Director	December 22, 2020
* Thomas L. Seavey Director	December 22, 2020
* By /s/ Teresa M. Nilsen Teresa M. Nilsen Attorney-in-fact